Exhibit 99.1

NEWS RELEASE

For Immediate Release

COEUR D’ALENE MINES CORPORATION MAKES PROPOSAL TO ACQUIRE

ORKO SILVER CORP. FOR CAD$2.70 PER SHARE IN CASH AND STOCK

Proposal Offers Orko Shareholders Attractive Premium, Superior Value Certainty Due to CAD$100M Cash Component, and Opportunity to Participate in Significant Upside Potential in Combined Company’s Shares and Warrants

Combination Diversifies Coeur’s Precious Metals Asset Portfolio and Adds Meaningful Growth

Coeur d’Alene, Idaho — February 13, 2013 — Coeur d’Alene Mines Corporation (the “Company” or “Coeur”) (NYSE:CDE, TSX: CDM) today confirmed that it has submitted a binding proposal (“Coeur’s Proposal”) to acquire all of the issued and outstanding common shares of Orko Silver Corp. (“Orko”) (TSX VENTURE: OK) in a transaction with a total value of approximately CAD$384 million. Orko today announced that its Board of Directors has unanimously determined, after receiving the advice of its financial and legal advisors, that Coeur’s Proposal constitutes a “Superior Proposal” pursuant to its arrangement agreement with First Majestic Silver Corporation (“First Majestic”) (FR.TO) (AG) (FMV.F). Orko has provided notice of such determination to First Majestic. Orko also announced that under the arrangement agreement, First Majestic now has five business days, expiring at 11:59 p.m. PST on Tuesday, February 19, 2013, to offer to amend the terms of that agreement to match Coeur’s Proposal, failing which Orko will terminate the arrangement agreement with First Majestic and enter into a definitive agreement with Coeur reflecting Coeur’s Proposal.

Under the terms of Coeur’s Proposal, Orko shareholders may elect to receive in exchange for each Orko share:

•	0.0815 common shares of Coeur (“Coeur Shares”) and CAD$0.70 cash and 0.01118 warrants to purchase Coeur shares (“Coeur Warrants”);

•

0.1118 Coeur Shares and 0.01118 Coeur Warrants, subject to pro-ration as to the number of Coeur Shares if the total number of Coeur Shares elected by Orko shareholders exceeds approximately 11.6 million; or

•	CAD$2.60 in cash and 0.01118 Coeur Warrants, subject to pro-ration as to the amount of cash if the total cash elected by Orko shareholders exceeds CAD$100 million.

If all Orko shareholders were to elect either the all cash (and Coeur Warrants) or the all share (and Coeur Warrants) alternative, each Orko shareholder would receive 0.0815 Coeur Shares and CAD$0.70 in cash, together with 0.01118 Coeur Warrants, for each Orko share.

Based on the closing prices of the shares of each of Coeur, Orko and First Majestic as of February 12, 2013, Coeur’s Proposal implies a value of CAD$2.70 per Orko share, which represents a premium of approximately 71% to the unaffected Orko share price on December 14, 2012, the last trading day prior to the announcement of Orko’s agreement with First Majestic, and a premium of approximately 25% to the implied value of the consideration offered pursuant to the First Majestic arrangement agreement.

“We are pleased that Orko’s Board of Directors unanimously determined that our proposal is superior to the First Majestic offer,” said Mitchell J. Krebs, Coeur’s President and Chief Executive Officer. “Based upon the substantial cash component of the proposal and the liquidity of Coeur’s common shares, we believe our proposal provides Orko shareholders with an attractive premium, superior value certainty, and the opportunity to share in the significant upside potential of the combined entity. We have a demonstrated track record of developing, commissioning and operating large-scale precious metals assets as well as the financial resources necessary to bring Orko’s La Preciosa project into production. The combination with Orko will deliver enhanced asset and geographic portfolio diversification and robust growth prospects for our combined shareholder base. We are committed to this strategic combination and look forward to expeditiously executing the proposed agreement.”

Strategic Rationale of the Transaction

•

Continued Participation in the La Preciosa Project. Orko shareholders, through their ownership of Coeur Shares and Coeur Warrants, would receive a significant premium to the current Orko share price and would also have the opportunity to continue to participate in any future value increases associated with the development and operation of the La Preciosa project, which ranks as one of the world’s largest undeveloped primary silver projects.

•

Access to the Capabilities of Coeur. With its 80-year operating track record and demonstrated success in developing, commissioning and operating large-scale projects, Coeur has the necessary financial strength, and development and operating experience to bring the La Preciosa project into production. Coeur has successfully built and now operates the San Bartolomé mine in Bolivia (US$238 million capital cost, start-up in 2008), the Palmarejo mine in Mexico (US$353 million capital cost, start-up in 2009) and the Kensington mine in Alaska (US$435 million capital cost, start-up in 2010) and as such Coeur believes it is better equipped than its peers to develop and operate La Preciosa.

•

Participation in a Company with Geographically Diverse Projects and Robust Growth Prospects. Orko shareholders would also benefit from having an equity position in a company with greater geographic diversity. At present, Coeur has interests in mining properties located in Mexico, Bolivia, Alaska, Nevada, Australia and Argentina and operates mines in Alaska, Nevada, Mexico and Bolivia. The combination would improve the overall profile of the combined business by further diversifying Coeur’s asset mix and by adding a world-class development asset to its portfolio. After closing the proposed transaction, the combined company would have an attractive portfolio of open-pit and underground operations and a robust growth profile. The commodity exposure of the combined entity would be approximately 75% silver and 25% gold.

•

Availability of Capital, Strong Cash Flow, and Substantial Production Profile. Coeur has over US$500 million in available liquidity to support mine development and further growth initiatives. In addition, Coeur generates substantial cash flow from its existing portfolio of mines. During the trailing twelve month period ended September 30, 2012, Coeur’s Adjusted EBITDA was US$406 million[1]. (Net income was $22.5 million for the equivalent period.) In addition, Coeur produced 18.0 million ounces of silver and an all-time high 226,491 ounces of gold for the full year ended December 31, 2012.

•

Increased Market Capitalization of Coeur and Liquidity. Coeur is listed on both the New York Stock Exchange and Toronto Stock Exchange and has a market capitalization of more than US$2 billion. Coeur’s shares are highly liquid with an average daily trading volume of 1.6 million shares, representing US$38 million on a daily basis over the last twelve months. Coeur’s Board of Directors and management are confident that Orko shareholders would effectively view Coeur’s share consideration as an equivalent to cash as it would take just seven days to trade the entire share consideration under the proposed transaction.

Coeur’s Proposal has been approved by the Coeur Board of Directors and no further corporate or shareholder approvals are required by Coeur to complete the transaction. Coeur’s Proposal is not conditional on any financing.

[1]

Adjusted EBITDA is a financial measure not calculated in accordance with U.S. generally accepted accounting principles. Please see the table in the Appendix for reconciliation of Adjusted EBITDA to U.S. GAAP.

Additional Transaction Details

Each whole Coeur Warrant will be exercisable for one Coeur Share for a period of four years at an exercise price of US$30.00, all subject to adjustment in accordance with the terms of the warrant (the “Coeur Warrants”). While Coeur will use commercially reasonable efforts to register the Coeur Shares issuable on exercise of the Coeur Warrants under applicable United States securities laws and have the Coeur Warrants listed and posted for trading on the Toronto Stock Exchange and New York Stock Exchange, the completion of such registration and listing will not be a condition of closing of the transaction.

In addition, Coeur will use commercially reasonable efforts, subject to compliance with certain Coeur contractual obligations, to make any necessary amendments to permit Orko shareholders who are residents of Canada for purposes of the Income Tax Act (Canada) (other than such Orko shareholders who are exempt from tax thereunder) and who would receive Coeur Shares under Coeur’s Proposal to receive, instead of Coeur Shares, shares of a Canadian-incorporated subsidiary of Coeur (the “Exchangeable Shares”) that are exchangeable into Coeur Shares to allow such Orko shareholders to receive a tax-deferred roll-over under the Income Tax Act (Canada) to the extent that the non-share consideration received does not exceed the shareholder’s cost base for Canadian tax purposes. While Coeur will use commercially reasonable efforts to register the Coeur Shares issuable on exchange of the Exchangeable Shares under applicable United States securities laws, the completion of such registration will not be a condition of closing of the transaction.

Coeur’s Proposal contemplates that the Coeur Shares will be issued in a transaction exempt from the registration requirements of the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) pursuant to Section 3(a)(10) of the U.S. Securities Act. Consequently, the Coeur Shares, other than Coeur Shares to be issued upon exercise of the Coeur Warrants or the exchange of the Exchangeable Shares, will not be registered under the U.S. Securities Act or under any U.S. state securities laws. This news release shall not constitute an offer to sell or a solicitation of an offer to purchase the Coeur Shares, Coeur Warrants, Exchangeable Shares or any other securities, and shall not constitute an offer, solicitation or sale in any jurisdiction, province or state in which such an offer, solicitation or sale would be unlawful.

Advisors

J.P. Morgan is serving as financial advisor to Coeur on this transaction and Fasken Martineau DuMoulin LLP and Gibson, Dunn & Crutcher LLP are serving as legal advisors.

Conference Call Information

Coeur will host a conference call and webcast at 9:00 a.m. EDT today to provide more information on this announcement. The webcast and accompanying slides can be accessed at www.coeur.com. An audio archive of the call will be available at Coeur’s website until March 12, 2013 at 11:59 pm EDT.

Conference Call Dial-in:	Domestic: 866- 610-1072

International: 973-935-2840

Passcode: 10427347

Replay Dial-in:	Domestic: 800-585-8367

International: 404-537-3406

Passcode: 10427347

About Coeur

Coeur d’Alene Mines Corporation is the largest U.S.-based primary silver producer and a growing gold producer. The Company has four precious metals mines in the Americas generating strong production, sales and cash flow in continued robust metals markets. Coeur produces from its wholly owned operations: the Palmarejo silver-gold mine in Mexico, the San Bartolomé silver mine in Bolivia, the Rochester silver-gold mine in Nevada and the Kensington gold mine in Alaska. The Company also owns a non-operating interest in a low-cost mine in Australia, and conducts ongoing exploration activities in Mexico, Argentina, Nevada, Alaska and Bolivia.

For Additional Information:

Wendy Yang, Vice President, Investor Relations

(208) 665-0345

Stefany Bales, Director, Corporate Communications

(208) 667-8263

Tim Lynch / Meaghan Repko / Averell Withers, Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

www.coeur.com

Cautionary Statement

This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including expectations regarding the enterprise value of Orko, the value of Coeur ’s shares and Orko’s shares, the consideration to be issued pursuant to the proposal, the ability of Coeur and Orko to consummate the transaction on the terms and in the manner contemplated thereby, and Coeur operating results, production levels and operating costs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that permits necessary for the planned Rochester expansion may not be obtained, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver, the uncertainties inherent in Coeur’s production, exploratory and developmental activities, including risks relating to permitting and regulatory delays and disputed mining claims, ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of gold and silver ore reserves, changes that could result from Coeur’s future acquisition of new mining properties or businesses, reliance on third parties to operate certain mines where Coeur owns silver production and reserves, the loss of any third-party smelter to which Coeur markets silver and gold, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Current mineralized material estimates include disputed and undisputed claims at Rochester. While the Company believes it holds a superior position in the ongoing claim dispute, the Company believes an adverse legal outcome would cause it to modify mineralized material estimates. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.

Donald J. Birak, Coeur’s Senior Vice President of Exploration and a qualified person under Canadian National Instrument 43-101, supervised the preparation of the scientific and technical information in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Technical Reports for each of Coeur’s properties as filed on SEDAR at www.sedar.com.

Cautionary Note to U.S. Investors-The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We may use certain terms in public disclosures, such as “measured,” “indicated,” “inferred” and “resources,” that are recognized by Canadian regulations, but that SEC guidelines generally prohibit U.S. registered companies from including in their filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K which may be secured from us, or from the SEC’s website at http://www.sec.gov.

Additional Information and Where to Find It

This document relates to Coeur D’Alene Mines Corporation’s (“Coeur”) proposed acquisition (the “Transaction”) of Orko Silver Corp. Shares of Coeur’s common stock (the “Coeur Shares”) issuable upon (i) the exercise of warrants (the “Warrants”) to acquire Coeur Shares to be issued by Coeur in connection with the proposed Transaction and (ii) the exchange of exchangeable securities (the “Exchangeable Shares”) to be issued by a subsidiary of Coeur in connection with the proposed Transaction which may be registered pursuant to a registration statement on Form S-4 to be filed with the U.S. Securities and Exchange Commission (the “SEC”) or issued pursuant to an available exemption. This document is not a substitute for any registration statement or any other document that Coeur may file with the SEC or send to its shareholders in connection with the offer and/or issuance of Coeur Shares in connection with the exercise of the Warrants and exchange of the Exchangeable Shares. Investors who may receive Warrants or Exchangeable Shares in the Transaction are urged to read Coeur’s registration statement on Form S-4, if and when filed, including the prospectus, and all other relevant documents that may be filed with the SEC as and if they become available because they will contain important information about the issuance of Coeur Shares upon the exercise of any Warrants and exchange of any Exchangeable Shares. All documents, if and when filed, will be available free of charge at the SEC’s website (www.sec.gov). You may also obtain these documents by contacting Coeur’s Investor Relations department at Coeur D’Alene Mines Corporation; Investor Relations; (208) 665-0345; wyang@coeur.com. This document does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Non-U.S. GAAP Measures

This news release discloses our Adjusted EBITDA, which is a supplemental financial measure not calculated under United States generally accepted accounting principles (U.S. GAAP). We believe that this adjusted measure provides meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe Adjusted EBITDA is a useful indicator of our recurring operations because it excludes items that may not be indicative of, or are unrelated to our core operating results, and provides a better baseline for analyzing trends in our underlying businesses.

APPENDIX

(in thousands)	Twelve Months Ended September 30, 2012
Net income (loss)	$22,491
Income tax provision	109,163
Interest expense, net of capitalized interest	29,800
Interest and other income	(9,753)
Fair value adjustments, net	25,687
Loss on debt extinguishments	3,886
Depreciation and depletion	224,626

Adjusted EBITDA	$405,900